Exhibit 23.3

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 20, 2001 relating to the Westvaco Corporation financial statements which appears in Westvaco Corporation's Annual Report on Form 10-K for the year ended October 31, 2001. We also consent to the incorporation by reference of our report dated June 21, 2001 relating to the financial statements of the Westvaco Corporation Employee Stock Ownership Plan for Salaried Employees which appears in Westvaco Corporation's Form 11-K for the year ended September 30, 2000. We also consent to the reference to us as “experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
January 29, 2002